Exhibit 10.30

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of May 8, 2023 (the “Effective Date”), between White River Energy Corp (OTCQB: WTRV), a Nevada corporation (“White River” or the “Company”), White River Private Capital Management LLC (“WRPCM” or the “Subsidiary”) and Zack Holley (the “Executive”).

WHEREAS, in its business, the Company has acquired and developed certain trade secrets, including, but not limited to, proprietary processes, sales methods and techniques, and other like confidential business and technical information, including but not limited to, technical information, design systems, pricing methods, pricing rates or discounts, processes, procedures, formulas, designs of computer software, or improvements, or any portion or phase thereof, whether patented, or not, or unpatentable, that is of any value whatsoever to the Company, as well as information relating to the Company’s Services (as defined below), information concerning proposed new Services, market feasibility studies, proposed or existing marketing techniques or plans (whether developed or produced by the Company or by any other person or entity for the Company), other Confidential Information (as defined below), and information about the Company’s executives, officers, and directors, which necessarily will be communicated to the Executive by reason of his employment by the Company; and

WHEREAS, the Company has strong and legitimate business interests in preserving and protecting its investment in the Executive, its trade secrets and Confidential Information, and its substantial, significant, or key, relationships with vendors, and, each, as defined below, whether actual or prospective; and

WHEREAS, the Company desires to preserve and protect its legitimate business interests further by restricting competitive activities of the Executive during the term of this Agreement and for a reasonable time following the termination of this Agreement; and

WHEREAS, the Company desires to continue to employ the Executive and to ensure the continued availability to the Company of the Executive’s services, and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:

1. Representations and Warranties. The Executive hereby represents and warrants to the Company that he (i) is not subject to any non-solicitation or non-competition agreement affecting his employment with the Company (other than any prior agreement with the Company or its affiliates), (ii) is not subject to any confidentiality or nonuse/nondisclosure agreement affecting his employment with the Company (other than any prior agreement with the Company or its affiliates), and (iii) will not disclose to the Company any trade secrets, confidential business information, documents, or other personal property of a prior employer.

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2. Term of Employment.

(a) Term. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company for a period of five (5) years commencing as of the Effective Date (such period, as it may be extended or renewed, the “Term”), unless sooner terminated in accordance with the provisions of Section 6. The Term shall be automatically renewed for successive five-year terms unless notice of non-renewal is given by either party at least one year before the end of the Term.

(b) Continuing Effect. Notwithstanding any termination of this Agreement, at the end of the Term or otherwise, the provisions of Sections 4, 6, 7, 8, 9, 10, 12, 14, 17, 18, and 21 shall remain in full force and effect and the provisions of Section 9 shall be binding upon the legal representatives, successors and assigns of the Executive.

3. Duties.

(a) General Duties. The Executive shall serve as both the Executive Vice President (“EVP”) and Chief Distribution Officer of the Subsidiary, with duties and responsibilities that are customary for such an executive. The Executive shall report to the Subsidiary’s CEO & President. The Executive shall also perform services for such subsidiaries of the Company as may be necessary. The Executive shall use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement competently, carefully and faithfully. In determining whether or not the Executive has used his best efforts hereunder, the Executive’s and the Company’s delegation of authority and all surrounding circumstances shall be taken into account and the best efforts of the Executive shall not be judged solely on the Company’s earnings or other results of the Executive’s performance, except as specifically provided to the contrary by this Agreement. The Executive shall, if requested, also serve as a member of the Board of Directors of the Company or as an officer or director of any affiliates of the Company for no additional compensation.

(b) Devotion of Time. Subject to Section 3(a) and the last sentence of this Section 3(b), the Executive shall devote such time, attention and energies to the affairs of the Company and its subsidiaries and affiliates as are necessary to perform his duties and responsibilities pursuant to this Agreement. The Executive shall not enter the employ of or serve as a consultant to, or in any way perform any services with or without compensation to, any other persons, business, or organization, in the energy sector, without the prior consent of the Board. Notwithstanding the above, the Executive shall be permitted to (i) devote a limited amount of his time, to professional, charitable or similar organizations, including, but not limited to, serving as a non-executive director or committee member or as an advisor to a board of directors or committee of any company or organization provided that such activities do not interfere with the Executive’s performance of his duties and responsibilities as provided hereunder; and (ii) perform the Permitted Activities. The Company agrees that Executive’s performance of the Permitted Activities is not inconsistent with Executive’s duties to the Company and its shareholders, including without limitation, if applicable, Executive’s fiduciary duty and duty of loyalty.

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(c) Location of Office. The Executive’s principal business office shall be in Dallas, Texas. However, the Executive’s duties shall include reasonable and necessary business travel.

(d) Adherence to Inside Information Policies. The Executive acknowledges that the Company will be publicly-held and, as a result, the Company will implement inside information policies designed to preclude its executive officers and those of its subsidiaries from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company, or any third party. The Executive will abide by the Company’s inside information policies as they are adopted and modified, and shall promote these policies internally and promptly execute any agreements generally distributed by the Company to its employees requiring such employees to abide by these policies.

4. Compensation and Expenses.

(a) Salary. For the services of the Executive to be rendered under this Agreement, the Company shall pay the Executive a monthly salary of $65,000 (the “Base Salary”). The Executive’s Base Salary shall be reviewed at least annually, prior to the first calendar day of every year, by the Company’s CEO, and the CEO shall be allowed to increase the Base Salary on an annual basis during the Term. However, the Executive’s Base Salary may not be decreased during the Term.

Note: Executive will become a full-time employee of the Company on May 8, 2023 and be eligible for insurance and benefits on that date. Employee will be eligible to receive his first prorated monthly salary on May 15, 2023.

(b) The Base Salary shall serve as a non-recoverable draw against the Executive’s commission specified in section 4(f), “Capital Placement Commission” (“Capital Placement Commission”) through the twenty-four month period after the Effective Date (“Non-Recoverable Draw Period”). At the end of each month during the Non-Recoverable Draw Period, the Executive’s Capital Placement Commission will be calculated and Capital Placement Commission earned shall be awarded on the calculated variance between the Capital Placement Commission earned less the gross Base Salary earned for that month. During the Non-Recoverable Draw Period, any excess Capital Placement Commission earned over the Base Salary will be paid in full within 5 business days after the end of each month. For any given month where the Base Salary is in excess of the Capital Placement Commission earned (“Commission Deficit”) during the Non-Recoverable Draw Period, the Executive will not be eligible for a Capital Placement Commission payment for that month. The Commission Deficit shall be calculated on a monthly basis and any Commission Deficits at the end of each month will not be carried over to future months for recovery purposes during the Non-Recoverable Draw Period. After the Non-Recoverable Draw Period expires, the Base Salary shall no longer serve as a non-recoverable draw against Executive’s Capital Placement Commission and Executive will receive the then current Base Salary and the Capital Placement Commission in its entirety.

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(c) Quarterly Bonus. In addition to the Annual Base Salary and the Capital Placement Commission, the Executive shall be eligible to earn, for each completed 3 month period following the Effective Date of this Agreement during the Term, a quarterly bonus (the “Quarterly Bonus”) based on the Executive’s performance and approved, administered and determined in all respects in the sole discretion of the Company’s CEO and approved by the Company’s Executive Chairman.

(d) Expenses. In addition to any compensation received pursuant to this Section 4, the Company will reimburse or advance funds to the Executive for all reasonable, necessary and documented travel (including travel expenses incurred by the Executive related to his travel to the Company’s offices), entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement, provided that the Executive properly provides a written accounting of such expenses to the Company in accordance with the Company’s practices. Such reimbursement or advances will be made in accordance with policies and procedures of the Company in effect from time to time relating to reimbursement of, or advances to, its executive officers. Executive shall receive a corporate expense credit card within the first 10 business days of the Term.

(e) Equity Grant. Under the Company’s current or to be drafted future Equity Incentive Plan (the “Plan”), the Executive shall receive a grant of 2,500,000 Restricted Stock Units (the “RSUs”). The Executive shall have the ability to assign the RSUs to an entity of his choice, so long as the entity is subject to the same requirements of the Securities and Exchange Commission (the “SEC”) for changes in beneficial ownership reporting and disclosure.

The RSUs shall vest in 6 equal increments subject to continued employment with the Company or a subsidiary on each applicable vesting date based on the following terms and conditions:

(i)	850,000 shares shall vest on the Effective Date of this Agreement;
(ii)	200,000 shares shall vest on the 1-year anniversary of the Effective Date of this Agreement;
(iii)	200,000 shares shall vest on the 2-year anniversary of the Effective Date of this Agreement;
(iv)	200,000 shares shall vest on the 3-year anniversary of the Effective Date of this Agreement;
(v)	200,000 shares shall vest on the 4-year anniversary of the Effective Date of this Agreement;
(vi)	850,000 shares shall vest on the 5-year anniversary of the Effective Date of this Agreement;

The common stock underlying vested RSUs shall be delivered as provided in the Restricted Stock Unit Agreement (in the form which is attached as Exhibit C) to be executed between the parties.

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(f) Capital Placement Commission. Executive and Executive’s team (as determined by Executive in his sole discretion) are eligible to earn a 10% placement agent fee on any capital placed into the Company’s pending broker-dealer acquisition, to be renamed White River Securities Inc. (“WRBD”), for the benefit of White River and on any capital placed by WRPCM without White River as a beneficiary (“Group Commission”). Executive has the sole discretion to determine the portion of the Group Commission the Company must direct to the Executive and/or to any individual(s) on Executive’s team in whichever amount Executive determines appropriate in his sole discretion. Any portion of the Group Commission that Executive directs to himself constitutes a “Capital Placement Commission.” Any portion of the Group Commission that is not a Capital Placement Commission does not constitute compensation or commission earned by Executive.

5. Participation Rights. If the Company or any Subsidiary including White River or any Subsidiaries of White River decide to drill or participate in the drilling by a third party of an oil and gas well (an O&G Venture”), the Company shall offer the Executive or a designee or designated entity or entities of the Executive the right to participate in such O&G Venture by personally investing up to 10% of the Company’s funding obligation of such O&G Venture. For avoidance of doubt, this right shall apply to all oil and gas funds the Company sponsors, except for the existing fund currently being offered as of the Effective Date. If the O&G Venture is successfully drilled, logged, and completed and is determined to be economically viable then the Executive or its designee will receive its proportionate ownership through an assigned working interest in the division order which is supplied to the midstream carrier selected to purchase the well’s production. By way of example, if the Company has the right to invest $1 million in exchange for an 80% working interest in an O&G Venture, the Executive may elect to invest $100,000 and receive an 8% working interest, or such proportionate percentage if the Executive invests less than $100,000. For avoidance of doubt, the 10% right is the maximum right to be allocated among the Executive and his assigns. The Executive shall provide formal notice via email of his intent to participate in an O&G Venture via responding to the final Authority for Expenditure at least 10 calendar days before the commencement of the drilling effort. The Executive or its assigns shall send proceeds for the proportionate percentage that the Executive or his assigns plan to invest in the O&G Venture at least 1 calendar day before the commencement of the drilling effort.

6. Benefits.

(a) Paid Time Off. For each 12-month period during the Term, the Executive shall be entitled to four (4) weeks of Paid Time Off without loss of compensation or other benefits to which he is entitled under this Agreement, to be taken at such times as the Executive may select and the affairs of the Company may permit. Any unused days will not be carried over to the next 12 month period. Accrued but unused paid time off during the applicable 12-month period with a separation event shall be paid at the Executive’s Base Salary rate upon termination of employment.

(b) Fringe Benefit and Perquisites. During the Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company, and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company.

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(c) Employee Benefits. During the Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law. Notwithstanding the foregoing, during the Term, the Company shall provide the Executive with health insurance covering the Executive and family dependents.

7. Termination.

(a) Death or Disability. Except as otherwise provided in this Agreement, this Agreement shall automatically terminate upon the death or disability of the Executive. For purposes of this Section 6(a), “disability” shall mean (i) the Executive is unable to engage in his customary duties by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) the Executive is determined to be totally disabled by the Social Security Administration. Any question as to the existence of a disability shall be determined by the written opinion of the Executive’s regularly attending physician (or his guardian) (or the Social Security Administration, where applicable). In the event that the Executive’s employment is terminated by reason of Executive’s death or disability, the Company shall pay the following to the Executive or his legally appointed representative: (i) any accrued but unpaid Base Salary for services rendered through the date of termination, (ii) accrued but unpaid expenses required to be reimbursed under this Agreement, (iii) any earned but unpaid bonuses and commissions, (iv) compensation for any accrued but unused paid time off; (v) a lump sum payment of $100,000 as long as the Company has at least $1 million in cash following the payment paid in cash via electronic funds transfer or wire into either the Executive’s bank account or the designated, surviving relative of the Executive within 10 business days of the death or disability event (vi) all equity awards previously granted to the Executive under the Plan or similar plan shall thereupon become fully vested, and the Executive or his legally appointed representative, as the case may be, shall have up to two years from the date of termination to exercise all previously granted options, provided that in no event shall any option be exercisable beyond its term. The Executive (or his estate) shall receive the payments provided herein at such times as he would have received them if there was no death or disability. Additionally, if the Executive’s employment is terminated because of disability, any benefits (except perquisites) to which the Executive may be entitled pursuant to Section 5(b) hereof shall continue to be paid or provided by the Company, as the case may be, for one year, subject to the terms of any applicable plan or insurance contract and applicable law, provided that such benefits are exempt from Section 409A of the Code by reason of Treasury Regulation 1.409A-1(a)(5) or otherwise. In the event all or a portion of the benefits to which the Executive was entitled pursuant to Section 5(b) hereof are subject to 409A of the Code, the Executive shall not be entitled to the benefits that are subject to Section 409A of the Code subsequent to the “applicable 2½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)).

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(b) Termination by the Company for Cause or by the Executive Without Good Reason. The Company may terminate the Executive’s employment pursuant to the terms of this Agreement at any time for Cause (as defined below) by giving the Executive written notice of termination. Such termination shall become effective upon the giving of such notice. Upon any such termination for Cause, or in the event the Executive terminates his employment with the Company without Good Reason (as defined in Section 6(c)), including in the event the Executive terminates this Agreement for any or no reason, other than Good Reason, by providing the Company with 60 days’ advance written notice to the Company, then the Executive shall have no right to compensation, or reimbursement under Section 4, or to participate in any Executive benefit programs under Section 5, except as may otherwise be provided for by law, for any period subsequent to the effective date of termination. For purposes of this Agreement, “Cause” shall mean: (i) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony related to the business of the Company; (ii) the Executive, in carrying out his duties hereunder, has acted with gross negligence or intentional misconduct resulting, in any case, in material harm to the Company; (iii) the Executive misappropriates Company funds or otherwise defrauds the Company including a material amount of money or property; (iv) the Executive breaches his fiduciary duty to the Company resulting in material benefits to him, directly or indirectly; (v) the Executive materially breaches any agreement with the Company and fails to cure such breach within 10 days of receipt of notice, unless the act is incapable of being cured; (vi) the Executive breaches any provision of Section 8 or Section 9; (vii) the Executive becomes subject to a preliminary or permanent injunction issued by a United States District Court enjoining the Executive from violating any securities law administered or regulated by the SEC; (viii) the Executive becomes subject to a cease and desist order or other order issued by the SEC after an opportunity for a hearing; (ix) the Executive refuses to carry out a resolution adopted by the Company’s Board at a meeting in which the Executive was offered a reasonable opportunity to argue that the resolution should not be adopted; or (x) the Executive abuses alcohol or drugs in a manner that interferes with the successful performance of his duties.

(c) Termination by the Company Without Cause, Termination by the Executive for Good Reason or Termination Upon a Change of Control or at the end of a Term after the Company provides notice of Non-Renewal.

(1) This Agreement may be terminated: (i) by the Executive for Good Reason (as defined below), (ii) by the Company without Cause, (iii) upon any Change of Control (as defined below), provided, that, within 12 months of the Change of Control event (A) the Company terminates the Executive’s employment fails to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, or changes the Executive’s title or duties, or (B) the Executive terminates his employment, or (iv) at the end of a Term after either party provides the other party with a formal notice in writing of non-renewal at least one year before the end of the Term. For purposes of this Agreement, “Good Reason” shall mean: (i) a relocation of the Executive’s principal business office of employment by more than 15 miles; (ii) any material breach by the Company of any provision of this Agreement, including a reduction in the compensation Executive is entitled to under Paragraph 4; (iii) a change in the Executive’s title, authority, duties, or responsibilities; or (iv) a change in the reporting structure applicable to the Executive.

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(2) In the event this Agreement is terminated by the Executive for Good Reason or by the Company without Cause, the Executive shall be entitled to the following, which will be paid consistent with Section 6(c)(5):

(A) any accrued but unpaid Base Salary for services rendered through the date of termination;

(B) any accrued but unpaid expenses required to be reimbursed under this Agreement;

(C) compensation for any accrued but unused paid time off;

(D) any earned but unpaid bonuses and commissions;

(E) a severance payment (“Severance Amount”) equal to 2.99 times the then current annual Base Salary;

(F) the Executive or his legally appointed guardian, as the case may be, shall have up to two years from the date of termination to exercise all such previously granted options;

(G) all equity awards previously granted to the Executive under the Plan or similar plan shall thereupon become fully vested; and

(H) any benefits (except perquisites) to which the Executive was entitled pursuant to Section 5(b) hereof shall continue to be paid or provided by the Company, as the case may be, for six months, subject to the terms of any applicable plan or insurance contract and applicable law provided that such benefits are exempt from Section 409A of the Code by reason of Treasury Regulation 1.409A-1(a)(5) or otherwise. In the event all or a portion of the benefits to which the Executive was entitled pursuant to Section 5(b) hereof are subject to 409A of the Code, the Executive shall not be entitled to the benefits that are subject to Section 409A of the Code subsequent to the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)).

(3) In the event of a Change of Control during the Term, the Executive, subject to the termination of employment or change in job title or duties requirements as outlined in Section 6(c)(1), shall be entitled to receive each of the provisions of Section 6(c)(2)(A) – (H) above except that (i) the Severance Amount shall equal 18 months of the then Base Salary; (ii) the benefits under Section 6(c)(2)(H) shall continue for an 18 month period provided that such benefits are exempt from Section 409A of the Code by reason of Treasury Regulation 1.409A-1(a)(5) or otherwise (collectively “Change of Control Compensation”). The Change of Control Compensation will be paid consistent with Section 6(c)(5). In the event all or a portion of the benefits under Section 6(c)(2)(F) are subject to 409A of the Code, the Executive shall not be entitled to the benefits that are subject to Section 409A of the Code subsequent to the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)).

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(4) In the event this Agreement is terminated at the end of a Term after either party provides the other party with notice of non-renewal at least one year before the end of the Term and the Executive remains employed until the end of the Term, the Executive shall be entitled to the following, which will be paid consistent with Section 6(c)(5):

(A) any accrued but unpaid Base Salary for services rendered to the date of termination;

(B) any accrued but unpaid expenses required to be reimbursed under this Agreement;

(C) compensation for any accrued but unused paid time off;

(D) any earned but unpaid bonuses and commissions;

(E) a Severance Amount equal to six months of the then Base Salary;

(F) all equity awards previously granted to the Executive under the Company’s Plan or similar plan shall become fully vested;

(G) the Executive or his legally appointed guardian, as the case may be, shall have up to two years from the date of termination to exercise all such previously granted options, provided that in no event shall any option be exercisable beyond its Term; and

(H) any benefits (except perquisites) to which the Executive was entitled pursuant to Section 5(b) hereof shall continue to be paid or provided by the Company, as the case may be, for six months, subject to the terms of any applicable plan or insurance contract and applicable law provided that such benefits are exempt from Section 409A of the Code by reason of Treasury Regulation 1.409A-1(a)(5) or otherwise. In the event all or a portion of the benefits to which the Executive was entitled pursuant to Section 5(b) hereof are subject to 409A of the Code, the Executive shall not be entitled to the benefits that are subject to Section 409A of the Code subsequent to the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)).

Provided, however, that the Executive shall only be entitled to receive each of the provisions of this Section 6(c)(4)(A)-(H) if the Executive is willing and able to continue providing services under this Agreement until the end of the Term.

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(5) In the event of a termination for Good Reason, without Cause, or non-renewal by either party, the payment of the Severance Amount shall be made in 24 equal installments over a one year period consistent with the Company’s payroll schedule; and any other payments owed under Section 6(c) shall be promptly paid no later than fourteen calendar days from the termination date. Provided, however, that any balance of the Severance Amount remaining due on the “applicable 2½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)) after the end of the tax year in which the Executive’s employment is terminated or the Term ends shall be paid on the last day of the applicable 2½ month period. The payment of the Severance Amount and the acceleration of vesting shall be conditioned on the Executive signing an Agreement and General Release (in the form which is attached as Exhibit A) which releases the Company or any of its affiliates (including its officers, directors and their affiliates) from any liability under this Agreement or related to the Executive’s employment with the Company provided that (x) the payment of the Severance Amount is made on or before the 90th day following the Executive’s termination of employment; (y) such Agreement and General Release is executed by the Executive, submitted to the Company, and the statutory period during which the Executive is entitled to revoke the Agreement and General Release under applicable law has expired on or before that 90th day; and (z) in the event that the 90 day period begins in one taxable year and ends in a second taxable year, then the payment of the Severance Amount shall be made in the second taxable year. Upon any Change of Control event, all payments owed under Section 6(c)(3) shall be paid immediately.

(d) “Change of Control” means the occurrence after the date of this Agreement of any of the following events:

(1) any Person (as defined under the Indemnification Agreement with the Company annexed as Exhibit B) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the Company’s then outstanding voting securities unless the change in relative Beneficial Ownership of the Company’s securities by any Person results solely from a reduction in the aggregate number of outstanding shares of securities entitled to vote generally in the election of directors. For the purposes of this Agreement, beneficial owner or ownership refers to the right to vote or sell a security as defined by Section 13(d) of the Securities Exchange Act of 1934 and the rules thereunder;

(2) the consummation of a reorganization, merger or consolidation, unless immediately following such reorganization, merger or consolidation, all of the Beneficial Owners of the voting securities of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the entity resulting from such transaction;

(3) during any period of two consecutive years, not including any period prior to the execution of this Agreement, individuals who at the beginning of such period constituted the Board (including for this purpose any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board; or

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(4) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(e) Any termination made by the Company under this Agreement shall be approved by the Board.

(f) Upon (1) voluntary or involuntary termination of the Executive’s employment or (2) the Company’s request at any time during the Executive’s employment (provided it does not interfere with his ability to perform his duties and responsibilities hereunder), the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, manuals, work product, thumb drives or other removable information storage devices, and hard drives, and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or work product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Executive’s possession or control.

8. Indemnification. As provided in an Indemnification Agreement which the Company and the Executive have previously entered into, a copy of which is annexed as Exhibit B, the Company shall indemnify the Executive, to the maximum extent permitted by applicable law for the performance of his duties and responsibilities as Executive, against all costs, charges and expenses incurred or sustained by him in connection with any claim, action, suit or proceeding to which he may be made a party by reason of him being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company. The Company shall provide, at its expense, directors and officers insurance for the Executive in amounts and for a term consistent with industry standards.

9. Non-Competition Agreement.

(a) Competition with the Company. Until termination of his employment and for a period of one year commencing on the date of termination, the Executive (individually or in association with, or as a shareholder, director, officer, consultant, employee, partner, joint venturer, manager, member, or otherwise, of or through any person, firm, corporation, partnership, limited liability company, association or other entity) shall not, directly or indirectly, act as an employee, officer, or independent contractor (or comparable position) of, owning an interest in, or providing Services as defined in Section 9(a) in the States of Arizona, Texas, Louisiana or Mississippi for a direct competitor in the energy sector (either now or in the future) of the Company (any, a “Competitor”); except, however, that nothing herein shall preclude the Executive (individually or in association with, or as a shareholder, director, officer, consultant, employee, partner, joint venturer, manager, member, or otherwise, of or through any person, firm, corporation, partnership, limited liability company, association or other entity) from providing the following: (1) consulting services to any Person (as defined under the Indemnification Agreement with the Company annexed as Exhibit B) so long as the Person is not a direct competitor of the Company in the energy sector in the States of Arizona, Texas, Louisiana or Mississippi (“Direct Competitor”); (2) fundraising consulting, broker, and/or dealer services to any Person (as defined under the Indemnification Agreement) so long as the Person is not a Direct Competitor; (3) services as a registered investor advisor or having any ownership in an entity that performs services as a registered investor advisor; and (4) services related to or involving residential real estate to any Person so long as the person is not a Direct Competitor or having any ownership in a real estate holding company (collectively “Permitted Activities”).

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Furthermore, while gainfully employed by WRPCM, Executive shall not pursue any capital transactions in the energy sector where the Company is not the primary beneficiary.

(b) Solicitation of Employees. During the period in which the provision of Section 8(a) shall be in effect, the Executive agrees that he shall not, directly or indirectly, request, recommend or advise any employee of the Company who was employed by the Company during the one year period preceding the Executive’s termination of employment and with who Executive had material contact with during Executive’s employment with the Company to terminate his or her employment with the Company, for the purposes of providing services for a Competitor, or solicit for employment or recommend to any third party the solicitation for employment of any individual who was employed by the Company or any of its subsidiaries and affiliates at any time during the one year period preceding the Executive’s termination of employment and with who Executive had material contact with during Executive’s employment with the Company.

(c) Non-disparagement. The Executive agrees that, after the end of his employment, he will refrain from making, in writing or orally, any unfavorable comments about the Company, its operations, policies, or procedures that would be likely to injure the Company’s reputation or business prospects; provided, however, that nothing herein shall preclude the Executive from responding truthfully to a lawful subpoena or other compulsory legal process or from providing truthful information otherwise required by law. The Company agrees that, after the end of Executive’s employment, it will refrain from making, in writing or orally, any unfavorable comments about the Executive that would be likely to injure the Executive’s reputation or business prospects.

(d) No Payment. The Executive acknowledges and agrees that no separate or additional payment will be required to be made to him in consideration of his undertakings in this Section 8, and confirms he has received adequate consideration for such undertakings.

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10. Non-Disclosure of Confidential Information.

(a) Confidential Information. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, trade secrets, processes, policies, procedures, techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information, studies, reports and data relating to the development, research, testing, costs, marketing, and uses of the Services (as defined herein), the Company’s budgets and strategic plans, and the identity and special needs of the Company’s employees, customers, vendors, and suppliers, databases, data, and all technology, equipment and infrastructure relating to the Company’s businesses, systems, methods of operation, leads, research marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company. In addition, Confidential Information also includes contact persons for customers, vendors and suppliers including the identity of and telephone numbers, e-mail addresses and other addresses of such persons. Confidential Information also includes, without limitation, Confidential Information received from the Company’s subsidiaries and affiliates if reviewed or used by the Executive during his employment with the Company. For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act or fault of the Executive, (ii) information set forth in the written records of the Executive prior to disclosure to the Executive by or on behalf of the Company which information is given to the Company in writing as of or prior to the date of this Agreement, and (iii) information which is lawfully obtained by the Executive in writing from a third party (excluding any affiliates of the Executive) who lawfully acquired the confidential information and who did not acquire such confidential information or trade secret, directly or indirectly, from the Executive or the Company or its subsidiaries or affiliates and who has not breached any duty of confidentiality. As used herein, the term “Services” shall include all services offered for sale and marketed by the Company during the Term, including without limitation its sale of oil and gas it drills independently or in participation with third parties. Services also includes any other services which the Company has taken concrete steps to offer for sale, but has not yet commenced selling or marketing, during or prior to the Term. Services also include any services disclosed in the Company’s latest Registration Statement, Form 10-K, Form 10-Q or Form 8-K (or successor form) filed with the SEC.

(b) Legitimate Business Interests. The Executive recognizes that the Company has legitimate business interests to protect and as a consequence, the Executive agrees to the restrictions contained in this Agreement because they further the Company’s legitimate business interests. These legitimate business interests include, but are not limited to (i) trade secrets; (ii) valuable confidential business, technical, and/or professional information that otherwise may not qualify as trade secrets, including, but not limited to, all Confidential Information; (iii) substantial, significant, or key relationships with specific prospective or existing customers, vendors or suppliers; (iv) goodwill associated with the Company’s business; and (v) specialized training relating to the Company’s technology, infrastructure, equipment, Services, methods, operations and procedures. Notwithstanding the foregoing, nothing in this Section 9(b) shall be construed to impose restrictions greater than those imposed by other provisions of this Agreement.

(c) Confidentiality. During the Term of this Agreement and following termination of employment, for any reason, the Confidential Information shall be held by the Executive in the strictest confidence and shall not, without the prior express written consent of the Company, be disclosed to any person other than in connection with the Executive’s employment by the Company. The Executive further acknowledges that such Confidential Information as is acquired and used by the Company or its subsidiaries or affiliates is a special, valuable and unique asset. The Executive shall exercise all due and diligent precautions to protect the integrity of the Company’s Confidential Information and to keep it confidential whether it is in written form, on electronic media, oral, or otherwise. The Executive shall not copy any Confidential Information except to the extent necessary to his employment nor remove any Confidential Information or copies thereof from the Company’s premises except to the extent necessary to his employment. All records, files, materials and other Confidential Information obtained by the Executive in the course of his employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company. The Executive shall not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity other than the Company or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior express written consent of an executive officer of the Company (excluding the Executive).

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(d) Whistleblowing. Nothing contained in this Agreement shall be construed to prevent the Executive from reporting any act or failure to act to the SEC or other governmental body or prevent the Executive from obtaining a fee as a “whistleblower” under Rule 21F-17(a) under the Securities Exchange Act of 1934 or other rules or regulations implemented under the Dodd-Frank Wall Street Reform Act and Consumer Protection Act.

(e) Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement:

(1) The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

11. Equitable Relief.

(a) The Company and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement or if the Executive, without the prior express consent of the Board, shall take any action in violation of Section 8 and/or Section 9, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 10(b) below, to enjoin the Executive from breaching the provisions of Section 8 and/or Section 9.

(b) Any action arising from or under this Agreement must be commenced only in the appropriate state or federal court located in Clark County, Nevada. The Executive and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The Executive and the Company irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against the Executive or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Executive or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.

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12. Conflicts of Interest. While employed by the Company, the Executive shall not, except as provided in this Agreement or unless approved by the Compensation Committee, directly or indirectly:

(a) participate as an individual in any way in the benefits of transactions with any of the Company’s customers, vendors, or suppliers, including, without limitation, having a financial interest in the Company’s customers, vendors, or suppliers, or making loans to, or receiving loans, from, the Company’s customers, vendors, or suppliers;

(b) realize a personal gain or advantage from a transaction in which the Company has an interest or use information obtained in connection with the Executive’s employment with the Company for the Executive’s personal advantage or gain; or

(c) accept any new offer during the Term to serve as an officer, director, partner, consultant, manager with, or to be employed in a professional, technical, or managerial capacity by, a person or entity which does business with the Company.

13. Inventions, Ideas, Processes, and Designs. All inventions, ideas, processes, programs, software, and designs (including all improvements) (i) conceived or made by the Executive during the course of his employment with the Company (whether or not actually conceived during regular business hours), and (ii) related to the business of the Company, shall be disclosed in writing promptly to the Company and shall be the sole and exclusive property of the Company, and the Executive hereby assigns any such inventions to the Company. An invention, idea, process, program, software, or design (including an improvement) shall be deemed related to the business of the Company if (a) it was made with the Company’s funds, personnel, equipment, supplies, facilities, or Confidential Information, (b) results from work performed by the Executive for the Company, or (c) pertains to the current business or demonstrably anticipated research or development work of the Company. The Executive shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, processes, and designs to the Company. The decision to file for patent or copyright protection or to maintain such development as a trade secret, or otherwise, shall be in the sole discretion of the Company, and the Executive shall be bound by such decision. The Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title and interest in and to all work product and intellectual property rights, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any work product or intellectual property rights so as to be less in any respect than the Company would have had in the absence of this Agreement. If applicable, the Executive shall provide as a schedule to this Agreement, a complete list of all inventions, ideas, processes, and designs, if any, patented or unpatented, copyrighted or otherwise, or non-copyrighted, including a brief description, which he made or conceived prior to his employment with the Company and which therefore are excluded from the scope of this Agreement.

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14. Assignability. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the securities or assets and business of the Company. The Executive’s obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.

15. Severability.

(a) The Executive expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive’s conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

(b) If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included.

16. Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted delivery, or next business day delivery to the addresses detailed below (or to such other address, as either of them, by notice to the other may designate from time to time), or by e-mail delivery (in which event a copy shall immediately be sent by FedEx or similar receipted delivery), as follows:

To the Company:	White River Energy Corp
609 W/ Dickson St., Suite 102 G
Fayetteville, AR

To the Executive:	Zackery Holley
____________
____________
Email:____________

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17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual, electronic, or facsimile signature.

18. Attorneys’ Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses (including such fees and costs on appeal).

19. Governing Law. This Agreement shall be governed or interpreted according to the internal laws of the State of Nevada without regard to choice of law considerations and all claims relating to or arising out of this Agreement, or the breach thereof, whether sounding in contract, tort, or otherwise, shall also be governed by the laws of the State of Nevada without regard to choice of law considerations.

20. Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

21. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

22. Section 409A Compliance.

(a) This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder. This Agreement shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement to the contrary, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service (including a voluntary separation from service for good reason that is considered an involuntary separation for purposes of the separation pay exception under Treasury Regulation 1.409A-1(n)(2)) or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

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(b) Notwithstanding any other provision of this Agreement, if at the time of the Executive’s termination of employment, the Executive is a “specified employee”, determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A (e.g., payments and benefits that do not qualify as a short-term deferral or as a separation pay exception) that are provided to the Executive on account of the Executive’s separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of the Executive’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If the Executive dies during the six-month period, any delayed payments shall be paid to the Executive’s estate in a lump sum upon the Executive’s death.

(c) To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(1) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(2) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(3) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

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(d) In the event the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of the Executive’s separation from service, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to Section 409A as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) the Executive’s death (the “Six Month Delay Rule”).

(1) For purposes of this subparagraph, amounts payable under the Agreement should not provide for a deferral of compensation subject to Section 409A to the extent provided in Treasury Regulation Section 1.409A-1(b)(4) (e.g., short-term deferrals), Treasury Regulation Section 1.409A-1(b)(9) (e.g., separation pay plans, including the exception under subparagraph (iii)), and other applicable provisions of the Treasury Regulations.

(2) To the extent that the Six Month Delay Rule applies to payments otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of the Six Month Delay Rule, and the balance of the installments shall be payable in accordance with their original schedule.

(3) To the extent that the Six Month Delay Rule applies to the provision of benefits (including, but not limited to, life insurance and medical insurance), such benefit coverage shall nonetheless be provided to the Executive during the first six months following his separation from service (the “Six Month Period”), provided that, during such Six-Month Period, the Executive pays to the Company, on a monthly basis in advance, an amount equal to the Monthly Cost (as defined below) of such benefit coverage. The Company shall reimburse the Executive for any such payments made by the Executive in a lump sum not later than 30 days following the sixth month anniversary of the Executive’s separation from service. For purposes of this subparagraph, “Monthly Cost” means the minimum dollar amount which, if paid by the Executive on a monthly basis in advance, results in the Executive not being required to recognize any federal income tax on receipt of the benefit coverage during the Six Month Period.

(e) The parties intend that this Agreement will be administered in accordance with Section 409A. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(f) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

[Signature Page To Follow]

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first above written.

White River Energy Corp

By:	/s/ Jay Puchir
Name:	Jay Puchir
Title:	Chief Executive Officer

Executive:

/s/ Zack Holley
Name:	Zack Holley